Exhibit 99.1 NEWS RELEASE

127 Industry Boulevard • North Huntingdon, PA 15642 • (724) 863-9663

FOR IMMEDIATE RELEASE

The ExOne Company Reports 2019 Third Quarter Results

•	Third quarter sales of $10.9 million
•	Q4 2019 revenue expected to exceed $20 million with positive Adjusted EBITDA*
•	Continued execution of product roadmap to fuel future growth, with introduction of X1 160PRO™ metal 3D printer
•	Focus remains on profitable growth and operating cash flow generation

NORTH HUNTINGDON, PA, November 7, 2019 – The ExOne Company (Nasdaq: XONE), the global leader in industrial sand and metal 3D printers using binder jetting technology, reported financial results today for the third quarter and nine months ended September 30, 2019.

Revenue for the third quarter was $10.9 million, down year-over-year from the Company’s record third quarter a year ago.  The decline was primarily due to the impact of current global manufacturing conditions and in-process machine installations which deferred ExOne’s revenue recognition.  For the third quarter, ExOne reported a net loss of $0.30 per share.

“Despite the challenging market environment, the ExOne team has never been more excited or confident in our product lineup and technological advancements,” said ExOne CEO John Hartner.  “Customer interest in our binder jetting technology remains strong, but in light of the macroeconomic backdrop, we are managing our business prudently with profitable growth as our guidepost.”

Development highlights over the past twelve months, which will fuel future growth, include the following:

•	Announcement of the X1 160PRO™ printer, ExOne’s tenth and largest binder jetting system for the direct printing of metal and ceramics
•

Launch of the X1 25PRO™ production metal 3D printer which begins shipping in Q4 and features ExOne’s recently patented Triple Advanced Compaction Technology (ACT) system that delivers industry-leading quality

•	Launch of the S-Max Pro™ advanced sand 3D printer for production manufacturing of molds and cores for metal casting and other new applications

As ExOne adds more solutions for serial production to its product portfolio, the Company foresees a longer sales cycle as manufacturers qualify parts for binder jet 3D printing and adopt the technology into their own product lifecycles.  This work is already underway with several major manufacturers.

* See the attached table captioned “Adjusted EBITDA Reconciliation” for important disclosures regarding the Company’s definition and use of Adjusted EBITDA as well as a reconciliation of net loss (the most directly comparable measure under accounting principles generally accepted in the United States (“GAAP”)) to Adjusted EBITDA for the three and nine month periods ended September 30, 2019 and 2018.  ExOne management believes that, when used in conjunction with other measures prepared in accordance with GAAP, Adjusted EBITDA assists in the understanding of its financial results.

The ExOne Company Reports 2019 Third Quarter Results

November 7, 2019

Third Quarter and Year-to-Date 2019 Revenue – Impacted by Installation Delays

(compared with the prior-year period unless stated otherwise)

	Three Months Ended					Nine Months Ended
(in millions)	September 30,					September 30,
Revenue by Product Line	2019		2018		% Change	2019		2018		% Change
3D Printing Machines	$4.0	36%	$9.7	58%	(59%)	$16.5	46%	$17.4	44%	(5%)
3D Printed and Other Products, Materials and Services	6.9	64%	6.9	42%	0%	19.2	54%	21.9	56%	(12%)
Total Revenue	$10.9	100%	$16.6	100%	(34%)	$35.7	100%	$39.3	100%	(9%)

Consolidated revenue was $10.9 million for the 2019 third quarter, down from $16.6 million in the 2018 quarter, which was a record level for a third quarter.

Machine revenue was $4.0 million in the third quarter of 2019, down from $9.7 million in the prior-year period, impacted by the timing of finalizing installation of five machine projects located at customer facilities.  In the 2019 third quarter, nine machines were sold, of which three were indirect and six were direct printing machines.  This compares with 15 machines sold in the 2018 third quarter, consisting of seven indirect and eight direct printing machines.

Recurring revenue (3D printed and other products, materials and services) was $6.9 million in the third quarters of both 2019 and 2018.  This reflects sequential improvement over the past three quarters as the Company’s indirect printing output improved and its aftermarket offerings continue to accelerate based on growth in its global installed base.

Consolidated revenue for the 2019 year-to-date period was $35.7 million, compared with $39.3 million in the same period of 2018.  Machine revenue was down 5% to $16.5 million in the 2019 year-to-date period and recurring revenue decreased 12% to $19.2 million.  Machine revenue included sales of 30 machine units in the first nine months of 2019, up from 28 units in 2018, with the variation in machine mix impacting the resulting average selling price.

Given the long sales cycle and significance of a machine’s average selling price relative to total revenue, fluctuations in machine-sale revenue vary from quarter to quarter.  ExOne does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger trends.

Third Quarter Operations – Impacted by Lower Revenue
(compared with the prior-year period unless stated otherwise)

($ in millions, except per-share amounts)	Q3 2019	Q3 2018	Change	% Change
Gross profit	$2.9	$6.6	$(3.7)	(56%)
Gross margin	26.4%	39.6%
Operating loss	$(4.9)	$(1.1)	$(3.8)	(355%)
Net loss	$(4.8)	$(0.3)	$(4.5)	(1400%)
Diluted EPS	$(0.30)	$(0.02)	$(0.28)	(1400%)

Gross profit was $2.9 million in the 2019 third quarter.  Gross margin was 26.4% compared with 39.6% in the same period of 2018.  The 2019 quarter was unfavorably impacted by lower revenue volume.

R&D expense was $2.4 million in the third quarters of both 2019 and 2018.  Both periods benefited from efficiencies gained from the 2018 global cost realignment program and improved resource allocation to maintain strong progress in advancing the Company’s technology. These efficiencies are being realized while the Company continues to make machine and material technology advances.

SG&A expense of $5.3 million in the 2019 third quarter was comparable to $5.2 million in the 2018 third quarter.  Both periods benefited from the 2018 global cost realignment program.

Net loss for the quarter was $4.8 million, or $0.30 per share, compared with a $300,000 net loss, or $0.02 loss per share, in the third quarter of 2018.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”)*, a non-GAAP measure, was a $3.7 million loss in the 2019 third quarter compared with $400,000 in last year’s third quarter.

The ExOne Company Reports 2019 Third Quarter Results

November 7, 2019

Year-to-Date 2019 Review – Improved Cost Management
(compared with the prior-year period unless stated otherwise)

($ in millions, except per-share amounts)	YTD 2019	YTD 2018	Change	% Change
Gross profit	$10.7	$10.8	$(0.1)	(1%)
Gross margin	29.8%	27.4%
Operating loss	$(13.7)	$(15.5)	$1.8	12%
Net loss	$(13.1)	$(14.7)	$1.6	11%
Diluted EPS	$(0.81)	$(0.91)	$0.10	11%

Gross profit was $10.7 million in the first nine months of 2019, comparable to the $10.8 million of gross profit earned in the first nine months of 2018.  In the 2019 period, gross margin expanded to 29.8% from 27.4% in 2018.  The 2019 period benefited from a reduction in fixed costs resulting from the 2018 global cost realignment program as well as the inclusion of inventory charges and facility exit costs in 2018.

R&D expense of $7.4 million for the first nine months of 2019 was down $1.1 million, or 13%, compared with the 2018 period, primarily resulting from efficiencies gained from the 2018 global cost realignment program and improved resource allocation to maintain strong progress in advancing the Company’s technology.  These reductions were partially offset by increased material costs associated with development of the X1 25PRO and S-MAX Pro machines.

SG&A expense of $16.9 million was down $800,000, or 5%, compared with the first nine months of 2018, also benefiting from the 2018 global cost realignment program, partially offset by increases in equity-based compensation, bad debts and trade show activities.

ExOne realized a $0.7 million tax benefit in the first nine months of 2019 resulting from the completion of a tax examination.

Net loss for the first nine months of 2019 was $13.1 million, or $0.81 per share, compared with a $14.7 million net loss, or $0.91 loss per share, in the same period of 2018.

Adjusted EBITDA*, a non-GAAP measure, was a $9.1 million loss in the first nine months of 2019, compared with a $10.8 million loss in the first nine months of 2018.

Capitalization – Sufficient Liquidity to Support Near-Term Growth Plans

Cash, cash equivalents and restricted cash as of September 30, 2019 were $6.1 million, compared with $7.3 million at June 30, 2019 and $9.1 million at December 31, 2018.  To fund working capital usage in anticipation of a strong revenue level in the fourth quarter, the Company borrowed $2 million against its related party revolving credit facility during the three months ended September 30, 2019, leaving $13 million of remaining availability.  The Company continues to believe that it has sufficient liquidity to support its near-term growth plans.

Cash used for operating activities during the first nine months of 2019 was $4.2 million, compared with $8.9 million in the same 2018 period.  The $4.7 million decrease was driven by a lower net loss and improved net working capital, reflecting improvements in the Company’s operating model following implementation of the 2018 global cost realignment program.

Cash capital expenditures were $0.6 million and $1.2 million in the first nine months of 2019 and 2018, respectively.  In the fourth quarter of 2019, the Company expects cash capital expenditures of less than $0.5 million.

Updating 2019 Goals – Moderating Expectations for Near-term Growth

Mr. Hartner concluded, “As indicated in our third quarter pre-announcement, macroeconomic concerns have heightened customer uncertainty, impacting our ability to achieve prior expectations for revenue growth in 2019.  Nevertheless, as is typical for us, we expect the 2019 fourth quarter to be our strongest of the year, with revenue in excess of $20 million and positive Adjusted EBITDA.  We remain focused on effectively managing our costs and cash, continuing to advance our binder jetting technology, and driving profitable growth.”

Webcast and Conference Call

ExOne will host a conference call and live webcast on Thursday, November 7, 2019 at 4:45 p.m. Eastern Time.  During the conference call and webcast, management will review the financial and operating results for the 2019 third quarter, along with ExOne’s corporate strategies and outlook.  A question-and-answer session will follow.  The teleconference can be accessed by calling (201) 689-8470.  The webcast can be monitored on the Company’s website at www.investor.exone.com.

The ExOne Company Reports 2019 Third Quarter Results

November 7, 2019

A telephonic replay of the conference call will be available from 7:45 p.m. Eastern Time on the day of the teleconference through Thursday, November 14, 2019.  To listen to a replay of the call, dial (412) 317-6671 and enter the conference ID number 13695259, or access the webcast replay via the Company’s website, where a transcript will also be posted once available.

About ExOne

ExOne is a global provider of 3D printing machines and 3D printed and other products, materials and services to industrial customers.  ExOne's business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its installed base of 3D printing machines.  ExOne’s machines serve direct and indirect applications.  Direct printing produces a component; indirect printing makes a tool to produce a component.  ExOne offers pre-production collaboration and print products for customers through its network of ExOne Adoption Centers (“EACs”).  ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support that is necessary for purchasers of its 3D printing machines to print products.  The Company believes that its ability to print in a variety of industrial materials, as well as its industry-leading volumetric output (as measured by build box size and printing speed) uniquely position ExOne to serve the needs of industrial customers.

Safe Harbor Regarding Forward Looking Statements

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the Company’s future financial or business performance, strategies, or expectations. Forward-looking statements typically are identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “goal,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” as well as similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could” and “may.”

The Company cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and the Company assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K, the following factors, among others, could cause results to differ materially from forward-looking statements or historical performance: the Company’s ability to consistently generate operating profits; fluctuations in the Company’s revenues and operating results; the Company’s competitive environment and its competitive position; ExOne’s ability to enhance its current 3D printing machines and technology and develop new 3D printing machines; delays in customer capital equipment spending due to macroeconomic factors; the Company’s ability to qualify more industrial materials in which it can print; demand for ExOne’s products; the availability of skilled personnel; the impact of loss of key management; the impact of market conditions and other factors on the carrying value of long-lived assets; the Company’s ability to continue as a going concern; the impact of customer specific terms in machine sale agreements on the period in which the Company recognizes revenue; risks related to global operations including effects of foreign currency; the adequacy of sources of liquidity; the amount and sufficiency of funds for required capital expenditures, working capital, and debt service; dependency on certain critical suppliers; nature or impact of alliances and strategic investments; reliance on critical information technology systems; the effect of litigation, contingencies and warranty claims; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the impact of disruption of the Company’s manufacturing facilities or EACs; the adequacy of ExOne’s protection of its intellectual property; and expectations regarding demand for the Company’s industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook.

These and other important factors, including those discussed in the Company’s Annual Report on Form 10-K, may cause the Company’s actual results of operations to differ materially from any future results of operations expressed or implied by the forward-looking statements contained therein. Before making a decision to purchase ExOne common stock, you should carefully consider all of the factors identified in its Annual Report on Form 10-K and other SEC filings that could cause actual results to differ from these forward-looking statements.

The ExOne Company Reports 2019 Third Quarter Results

November 7, 2019

For more information, contact:

Douglas Zemba	Deborah K. Pawlowski / Karen L. Howard
Chief Financial Officer & Treasurer	Kei Advisors LLC
(724) 765-1331	(716) 843-3908 / (716) 843-3942
douglas.zemba@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

The ExOne Company Reports 2019 Third Quarter Results

November 7, 2019

The ExOne Company

Statement of Consolidated Operations

(in thousands, except per-share amounts)

(Unaudited)

	Three Months Ended		%	Nine Months Ended		%
	September 30,		Change	September 30,		Change
	2019	2018		2019	2018
Revenue	$10,884	$16,589	(34%)	$35,742	$39,339	(9%)
Cost of sales	8,006	10,016	(20%)	25,080	28,560	(12%)
Gross profit	2,878	6,573	(56%)	10,662	10,779	(1%)
Gross margin	26.4%	39.6%		29.8%	27.4%
Research and development	2,430	2,444	(1%)	7,399	8,474	(13%)
Selling, general and administrative	5,326	5,200	2%	16,916	17,755	(5%)
	7,756	7,644	1%	24,315	26,229	(7%)
Operating loss	(4,878)	(1,071)	(355%)	(13,653)	(15,450)	12%
Interest expense	85	73	16%	227	179	27%
Other income ̶ net	(134)	(838)	(84%)	(65)	(936)	(93%)
	(49)	(765)	(94%)	162	(757)	NM
Loss before income taxes	(4,829)	(306)	(1478%)	(13,815)	(14,693)	6%
Provision (benefit) for income taxes	15	17	(12%)	(686)	52	NM
Net loss	$(4,844)	$(323)	(1400%)	$(13,129)	$(14,745)	11%
Net loss per common share:
Basic	$(0.30)	$(0.02)	(1400%)	$(0.81)	$(0.91)	11%
Diluted	$(0.30)	$(0.02)	(1400%)	$(0.81)	$(0.91)	11%
Weighted average shared outstanding (basic and diluted)	16,333	16,183		16,297	16,157

NM:  Not Meaningful

The ExOne Company Reports 2019 Third Quarter Results

November 7, 2019

The ExOne Company
Consolidated Balance Sheet
(in thousands, except per-share and share amounts)

(Unaudited)

	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$4,756	$7,592
Restricted cash	1,364	1,548
Accounts receivable ̶ net	3,711	6,393
Current portion of net investment in sales-type leases	210	302
Inventories ̶ net	18,610	15,930
Prepaid expenses and other current assets	3,219	2,438
Total current assets	31,870	34,203
Property and equipment ̶ net	39,146	41,906
Net investment in sales-type leases ̶ net of current portion	792	1,351
Other noncurrent assets	408	222
Total assets	$72,216	$77,682
Liabilities
Current liabilities:
Current portion of long-term debt	$151	$144
Accounts payable	6,035	4,376
Accrued expenses and other current liabilities	4,116	6,049
Current portion of contract liabilities	8,824	2,343
Total current liabilities	19,126	12,912
Related party revolving credit facility	2,000	—
Long-term debt ̶ net of current portion	1,250	1,364
Contract liabilities ̶ net of current portion	227	527
Other noncurrent liabilities	250	104
Total liabilities	22,853	14,907
Contingencies and commitments
Stockholders' equity
Common stock, $0.01 par value, 200,000,000 shares authorized, 16,346,960 (2019) and 16,234,201 (2018) shares issued and outstanding	163	162
Additional paid-in capital	176,510	175,214
Accumulated deficit	(114,982)	(101,853)
Accumulated other comprehensive loss	(12,328)	(10,748)
Total stockholders' equity	49,363	62,775
Total liabilities and stockholders' equity	$72,216	$77,682

The ExOne Company Reports 2019 Third Quarter Results

November 7, 2019

The ExOne Company
Statement of Consolidated Cash Flows
(in thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2019	2018
Operating activities
Net loss	$(13,129)	$(14,745)
Adjustments to reconcile net loss to net cash used for operations:
Depreciation and amortization	3,491	4,039
Equity-based compensation	1,076	656
Amortization of debt issuance costs	70	52
Provision (recoveries) for bad debts ̶ net	264	(40)
Provision for slow-moving, obsolete and lower of cost or net realizable value inventories ̶ net	37	910
Gain from disposal of property and equipment ̶ net	(2)	(33)
Changes in assets and liabilities, excluding effects of foreign currency translation adjustments:
Decrease in accounts receivable	2,790	3,014
Decrease in net investment in sales-type leases	218	152
Increase in inventories	(4,373)	(7,458)
Increase in prepaid expenses and other assets	(827)	(761)
Increase (decrease) in accounts payable	1,822	(637)
Decrease in accrued expenses and other liabilities	(1,934)	(206)
Increase in contract liabilities	6,301	6,168
Net cash used for operating activities	(4,196)	(8,889)
Investing activities
Capital expenditures	(613)	(1,192)
Proceeds from sale of property and equipment	3	77
Net cash used for investing activities	(610)	(1,115)
Financing activities
Proceeds from related party revolving credit facility	2,000	—
Proceeds from exercise of employee stock options	289	521
Payments on long-term debt	(111)	(106)
Taxes related to the net share settlement of equity-based awards	(68)	—
Debt issuance costs	—	(265)
Other	(10)	(13)
Net cash provided by financing activities	2,100	137
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(314)	(294)
Net change in cash, cash equivalents, and restricted cash	(3,020)	(10,161)
Cash, cash equivalents, and restricted cash at beginning of period	9,140	22,178
Cash, cash equivalents, and restricted cash at end of period	$6,120	$12,017

Supplemental disclosure of noncash investing and financing activities
Transfer of internally developed 3D printing machines from inventories to property and equipment for internal use or leasing activities	$1,635	$1,521
Transfer of internally developed 3D printing machines from property and equipment to inventories for sale	$485	$847
Property and equipment reclassified as assets held for sale	$—	$822
Property and equipment included in accounts payable	$48	$48
Property and equipment included in accrued expenses and other current liabilities	$—	$4
Property and equipment acquired through financing arrangements	$—	$14

The ExOne Company Reports 2019 Third Quarter Results

November 7, 2019

The ExOne Company

Additional Information

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
3D printing machine units sold:
Direct	6	8	18	16
Indirect	3	7	12	12
	9	15	30	28

The ExOne Company

Adjusted EBITDA Reconciliation

(in millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net loss	$(4.8)	$(0.3)	$(13.1)	$(14.7)
Interest expense	0.1	0.0	0.2	0.2
Provision (benefit) for income taxes	0.0	0.0	(0.7)	0.0
Depreciation and amortization	1.1	1.2	3.5	4.0
Equity-based compensation	0.0	0.3	1.1	0.6
Other income ̶ net	(0.1)	(0.8)	(0.1)	(0.9)
Adjusted EBITDA	$(3.7)	$0.4	$(9.1)	$(10.8)

ExOne defines Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) as net loss (as calculated under accounting principles generally accepted in the United States (“GAAP”)) plus interest expense, provision (benefit) for income taxes, depreciation and amortization, equity-based compensation, and other expense (income) – net. Use of Adjusted EBITDA, which is a non-GAAP financial measure, as defined under SEC rules, is intended as a supplemental measure of ExOne’s performance that is not required by, or presented in accordance with, GAAP. The presentation of Adjusted EBITDA is not intended to be a substitute for, and should not be considered in isolation from, net income (loss) reported in accordance with GAAP. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by unusual or non-recurring items.

The Company believes Adjusted EBITDA is meaningful to its investors to enhance their understanding of ExOne’s financial results. Although Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, the Company understands that it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare ExOne’s performance with the performance of other companies that report Adjusted EBITDA. ExOne’s calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.